AMENDMENT TO
                         INVESTMENT MANAGEMENT AGREEMENT

         This Amendment dated as of May 1, 2004, is to the Investment Management Agreement made as of the 3rd day of December, 2002 and amended and restated as of the 30th day of April, 2003 (the "Agreement") by and between Franklin Templeton Alternative Strategies, Inc., a U.S. registered investment adviser and a Delaware corporation (the "Manager") and Templeton Global Investment Trust, on behalf of Franklin Templeton Non-U.S. Dynamic Core Equity Fund (the "Fund").

                                   WITNESSETH:

         WHEREAS, both the Manager and Templeton Global Investment Trust wish to amend Paragraph 4 of the Agreement; and

         WHEREAS, the Board of Trustees of Templeton Global Investment Trust, including a majority of the Independent Trustees of Templeton Global Investment Trust present in person, approved the following amendment at a meeting called for such purpose on April 20, 2004.

         NOW, THEREFORE, in consideration of the foregoing premises, the parties hereto agree as follows:

     The Fund agrees to pay to the Manager a monthly fee in dollars, at the annual rate of the Fund's daily net assets, as listed below, payable at the end of each calendar month:

          0.75%, up to and including $1 billion
          0.73% over $1 billion, up to and including $5 billion 0.71% over $5 billion, up to and including $10 billion 0.69% over $10 billion, up to and including $15 billion 0.67% over $15 billion, up to and including $20 billion 0.65% over $20 billion

         IN WITNESS WHEREOF, this Amendment has been executed on behalf of each party as of the date set forth above.

                              FRANKLIN TEMPLETON ALTERNATIVE STRATEGIES, INC.



                              By:/s/GREGORY E. MCGOWAN
                                 ----------------------------------------
                                  Gregory E. McGowan
                                  Vice President


                              TEMPLETON GLOBAL INVESTMENT TRUST

                              By:/s/MURRAY L. SIMPSON
                                 ----------------------------------------
                                 Murray L. Simpson
                                 Vice President and Assistant Secretary